Exhibit 1.7

British Virgin Islands Financial Services Commission
Registry of Corporate Affairs
P.O. Box 418, Road Town, Tortola, British Virgin Islands • Tel: 284 494 5355/6 • Fax: 284 494 6331 • Email: corporateregistry@bvifsc.vg
TERRITORY OF THE BRITISH VIRGIN ISLANDS
BUSINESS COMPANIES ACT, 2004
CERTIFICATE

REF:	AURORA METALS (BVI) LTD (“the company”)
CO. # 236090
The Registrar of Corporate Affairs of the British Virgin Islands HEREBY CERTIFIES that according to our records as of the date of this certificate:
1.	The above company was duly incorporated under the provisions of the International Business Companies Act, (Cap 291) (“The Act”) on the 17th day of June, 1997 as company No. 236090 and was automatically re-registered under the BVI Business Companies Act on 1st January, 2007.

2.	In so far as evidenced by the documents filed with the Registry of Corporate Affairs, the company is in good legal standing

3.	Pursuant to Section 184 of the BVI Business Companies Act, the company AURORA METALS (BVI) LTD is permitted to continue as a company outside of the jurisdiction of the British Virgin Islands to Canada, provided the laws of Canada permit the continuation and the Company has complied with those laws.
Dated this 1st day of May, 2008

/s/ Myrna P. Herbert
Myrna P. Herbert
Registrar of Corporate Affairs
BVI Financial Services Commission